===========================================================================

                           SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       SIMPSON MANUFACTURING CO., INC.
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             (Name of Registrant as Specified In Its Charter)


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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------

     (5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                       SIMPSON MANUFACTURING CO., INC.

                        4637 Chabot Drive, Suite 200
                        Pleasanton, California 94588

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


To Our Shareholders:

     The annual meeting of shareholders of Simpson Manufacturing Co., Inc. (the "Company"), a California Corporation, will be held at 3:00 p.m., Pacific Daylight Time, on May 20, 1998, at the Simpson Strong-Tie Company Inc. training facility located at 1470 Doolittle Drive, San Leandro, California, for the following purposes:


          1. To elect seven directors to the Company's Board of Directors, each to hold office until his or her successor is elected and qualifies or until his or her earlier resignation or removal.


          2. To consider and act upon a proposal to ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for the current fiscal year.


          3. To transact such other business as may properly come before the meeting.

     At the conclusion of the Annual Meeting of Shareholders, a tour of the Company's San Leandro facility will be conducted for interested shareholders.

     Only shareholders of record as of March 23, 1998, are entitled to notice of and will be entitled to vote at this meeting or any adjournment thereof.

                                       BY ORDER OF THE BOARD OF DIRECTORS




                                       Stephen B. Lamson
                                       Secretary

Pleasanton, California
April 15, 1998


TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOUR PROXY CAN BE REVOKED BY YOU AT ANY TIME BEFORE IT IS VOTED.

                       SIMPSON MANUFACTURING CO., INC.

                        4637 Chabot Drive, Suite 200
                        Pleasanton, California 94588
                              April 15, 1998

                              PROXY STATEMENT

Solicitation and Voting of Proxies

     The accompanying proxy is solicited on behalf of the Board of Directors of Simpson Manufacturing Co., Inc., a California Corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held at the Simpson Strong-Tie Company Inc. ("Simpson Strong-Tie" or "SST") training facility located at 1470 Doolittle Drive, San Leandro, California, on May 20, 1998, at 3:00 p.m., Pacific Daylight Time, or any adjournment (the "Meeting"). Only holders of record of the Company's Common Stock at the close of business on March 23, 1998, will be entitled to vote at the Meeting. At the close of business on that date, the Company had 11,544,823 shares of Common Stock outstanding and entitled to vote. A majority, or 5,772,412, of these shares, present in person or by proxy, will constitute a quorum for the transaction of business. This Proxy Statement and the Company's Annual Report to Shareholders for the year ended December 31, 1997, are being mailed to each shareholder on or about April 15, 1998.

Revocability of Proxy

     A shareholder who has given a proxy may revoke it at any time before it is exercised at the Meeting, by (1) delivering to the Secretary of the Company (by any means, including facsimile) a written notice stating that the proxy is revoked, (2) signing and so delivering a proxy bearing a later date or (3) attending the Meeting and voting in person (although attendance at the Meeting will not, by itself, revoke a proxy). If, however, a shareholder's shares are held of record by a broker, bank or other nominee and that shareholder wishes to vote at the Meeting, the shareholder must bring to the Meeting a letter from the broker, bank or other nominee confirming the shareholder's beneficial ownership of the shares to be voted.

Expenses of Proxy Solicitation

     The expenses of this solicitation of proxies will be paid by the Company. Following the original mailing of this Proxy Statement and other soliciting materials, the Company or its agents may also solicit proxies by mail, telephone or facsimile or in person.

Voting Rights

     The holders of the Company's Common Stock are entitled to one vote per share on any matter submitted to a vote of the shareholders, except that, subject to certain conditions, shareholders may cumulate their votes in the election of directors, and each shareholder may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such shareholder or may distribute such shareholder's votes on the same principle among as many candidates as such shareholder thinks fit. No shareholder will be entitled, however, to cumulate votes (that is, cast for any nominee a number of votes greater than the number of votes that the shareholder normally is entitled to cast) unless the nominees' names have been placed in nomination prior to the voting and the shareholder gives notice at the Meeting prior to the voting of the shareholder's intention to cumulate the shareholder's votes. If any one shareholder gives such notice, all shareholders may cumulate their votes for nominees. In the election of directors, the nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them up to the number of directors to be elected by such shares are elected. Votes against a nominee and votes withheld have no legal effect.

     The Board of Directors expects all nominees named below to be available for election. In case any nominee is not available, the proxy holders may vote for a substitute. The Company knows of no specific matter to be brought before the Meeting that is not identified in the notice of the Meeting or this Proxy Statement. If, however, proposals of shareholders that are not included in this Proxy Statement are presented at the Meeting, the proxies will be voted in the discretion of the proxy holders. Regulations of the Securities and Exchange Commission permit the proxies solicited by this Proxy Statement to confer discretionary authority with respect to matters of which the Company is not aware a reasonable time before the Meeting. Accordingly, the proxy holders may use their discretionary authority to vote with respect to any such matter pursuant to the proxies solicited hereby.

     Directors will be elected at the Meeting by a plurality of the votes cast at the Meeting by the holders of shares represented in person or by proxy. Approval of Proposal No. 2 will require the affirmative vote of a majority of the votes cast at the Meeting by the holders of shares represented in person or by proxy. Abstentions and broker nonvotes are counted as shares present for determination of a quorum but are not counted as affirmative or negative votes on any item to be voted upon and are not counted in determining the number of shares voted on any item.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of February 28, 1998, unless otherwise indicated, with respect to the beneficial ownership of the Company's Common Stock by (1) each shareholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock,
(2) each director of the Company, (3) each person currently serving as an executive officer of the Company named in the Summary Compensation Table (see "Executive Compensation" below), and (4) all current executive officers and directors of the Company as a group.


     Name and, for Each 5%                Amount and Nature of         Percent
   Beneficial Owner, Address            Beneficial Ownership(1)       of Class
------------------------------------    --------------------------    --------

Barclay Simpson(2)                                     3,700,872         32.1%
  4637 Chabot Drive, Suite 200
  Pleasanton, CA 94588

Thomas J Fitzmyers(3)                                    733,242          6.2%
  4637 Chabot Drive, Suite 200
  Pleasanton, CA 94588

Scudder Kemper Investments, Inc.(4)                      695,100          6.0%
  Two International Place
  Boston, MA 02110-4103

Royce & Associates, Inc. and
  Royce Management Company(5)                            641,800          5.6%
  1414 Avenue of the Americas
  New York, NY 10019

Stephen B. Lamson(6)                                     251,000          2.2%

Donald M. Townsend(7)                                    118,947          1.0%

Alan R. McKay(8)                                           5,000             *

Earl F. Cheit(8)                                           3,000             *

Sunne Wright McPeak(8)                                     3,000             *

Barry Lawson Williams(9)                                   1,000             *

All current executive officers
  and directors as a group(10)                         4,516,061         38.0%

---------------------
* Less than 1%


(1) The information in this table is based upon information supplied by officers and directors, and, with respect to principal shareholders, statements on Schedule 13D or 13G filed with the Securities and Exchange Commission. Unless otherwise indicated below, the persons named in the table had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Includes 150,000 shares owned by the Company's profit sharing trusts, of which Messrs. Simpson, Fitzmyers and Lamson are the trustees and share voting and dispositive power, as to which shares such trustees disclaim beneficial ownership except to the extent of their participation as beneficiaries of one of such trusts. Includes 500 shares subject to options granted under the 1994 Stock Option Plan that are exercisable within 60 days.

 (3) Includes 211,610 shares subject to options granted under the 1994 Stock Option Plan that are exercisable within 60 days. Includes 150,000 shares owned by the Company's profit sharing trusts, of which Messrs. Simpson, Fitzmyers and Lamson are the trustees and share voting and dispositive power, as to which shares such trustees disclaim beneficial ownership except to the extent of their participation as beneficiaries of one of such trusts.

(4) Scudder Kemper Investments, Inc. ("Scudder") Scudder beneficially owned 695,100 shares of the Company's Common Stock as of December 31, 1997, and had investment power with respect to all 695,100 shares, sole power to vote or to direct the vote of 217,900 shares and shared power to vote or direct the vote of 323,200 shares.

(5) Royce & Associates, Inc. ("RAI") and Royce Management Company ("RMC") beneficially owned an aggregate of 641,800 shares as of December 31, 1997, of which RAI had sole power to vote or direct the vote and to dispose or direct the disposition of 611,800 shares and RMC had sole power to vote or direct the vote and to dispose or direct the disposition of 30,000 shares. Charles M. Royce may be deemed to be a controlling person of RAI and RMC. Mr. Royce disclaimed beneficial ownership of the shares beneficially owned by RAI and RMC.

(6) Includes 54,548 shares subject to options granted under the 1994 Stock Option Plan that are exercisable within 60 days. Includes 150,000 shares owned by the Company's profit sharing trusts, of which Messrs. Simpson, Fitzmyers and Lamson are the trustees and share voting and dispositive power, as to which shares such trustees disclaim beneficial ownership except to the extent of their participation as beneficiaries of one of such trusts.

(7) Includes 51,169 shares subject to options granted under the 1994 Stock Option Plan that are exercisable within 60 days.

(8) Includes 3,000 shares subject to options granted under the Company's 1995 Independent Director Stock Option Plan that are exercisable within 60 days.

(9) Includes 1,000 shares subject to options granted under the Company's 1995 Independent Director Stock Option Plan that are exercisable within 60 days.

(10) Includes 327,827 shares subject to options exercisable within 60 days, including the options described in the above notes, and 150,000 shares owned by the Company's profit sharing trusts as described in notes 2, 3 and 6 above.

                               PROPOSAL NO. 1
                           ELECTION OF DIRECTORS

Nominees

     The names of the Company's directors, all of whom will be nominated for re-election, and certain information about them are set forth below. It is intended that shares represented by proxies in the accompanying form will be voted for the election of the nominees listed below. Although the Board of Directors does not know whether any nominations will be made at the Meeting other than those set forth below, if any such nomination is made, or if votes are cast for any candidates other than those nominated by the Board of Directors, the persons authorized to vote shares represented by executed proxies in the enclosed form (if authority to vote for the election of directors or for any particular nominees is not withheld) will have full discretion and authority to vote cumulatively and allocate votes among any or all of the nominees of the Board of Directors in such order as they may determine.



                                                Director
               Name                     Age      Since                 Position
-----------------------------------    -----    --------    ------------------------------

Barclay Simpson(1)(4)                     76        1956    Chairman of the Board and
                                                              Director

Thomas J Fitzmyers                        57        1978    President, Chief Executive
                                                              Officer and Director

Stephen B. Lamson                         45        1989    Chief Financial Officer,
                                                              Treasurer, Secretary and
                                                              Director

Earl F. Cheit(2)(4)                       71        1994    Director

Alan R. McKay(2)(4)                       72        1994    Director

Sunne Wright McPeak(1)(3)(4)              49        1994    Director

Barry Lawson Williams(1)(2)(3)(4)         53        1994    Director

(1) 	 Member of the Compensation Committee
(2)	  Member of the Audit Committee
(3)	  Member of 1994 Stock Option Plan Committee
(4)  	Member of the Growth Committee



The Board of Directors has not established a nominating committee.

Executive Officers

     Barclay Simpson, Thomas J Fitzmyers and Stephen B. Lamson are the executive officers of the Company and are also directors and executive officers of subsidiaries of the Company. Donald M. Townsend, age 51, a director and the Chief Executive Officer of the Company's subsidiary, Simpson Dura-Vent Company, Inc. ("Simpson Dura-Vent" or "SDV"), is also regarded as an executive officer of the Company, because, by virtue of his role in management of SDV, he performs policy-making functions for the Company.

Biographical Information

Barclay Simpson has been the Chairman of the Board of Directors and a director of the Company since 1956. Since 1982, Mr. Simpson and his wife have owned Barclay Simpson Fine Arts Gallery, a commercial art gallery in Lafayette, California. Mr. Simpson is also a member of the Boards of Directors of Civic Bancorp, Calender Robinson Insurance, the University Art Museum of the University of California at Berkeley, the California College of Arts and Crafts and other charitable and educational institutions.

Thomas J Fitzmyers has served as President and a director of the Company since 1978, as the President and a director of Simpson Strong-Tie since 1983 and as a director of Simpson Dura-Vent since 1982. He was appointed as the Company's Chief Executive Officer in 1994. Mr. Fitzmyers was employed by Union Bank from 1971 to 1978. He was a Regional Vice President when he left Union Bank to join the Company in 1978.

Stephen B. Lamson has served as the Company's, Simpson Strong-Tie's and Simpson Dura-Vent's Chief Financial Officer and Treasurer since 1989, as the Company's and SDV's Secretary since 1989, as SST's Secretary since 1992, as a director of the Company since 1990, as a director of SST since 1992 and as a director of SDV since 1989. From 1980 to 1989, Mr. Lamson was with Coopers & Lybrand. He was an audit manager when he left that firm to join the Company in 1989.

Earl F. Cheit has been a Senior Advisor to the Asia Foundation on Asia-Pacific Economic Affairs since 1984 and became Dean Emeritus of the Haas School of Business at the University of California, Berkeley, in 1992. He is currently a director of The Shaklee Corporation and CNF Transportation, Inc. and a Trustee of Mills College.

Alan R. McKay has been the President of Alan R. McKay & Associates, an engineering consulting firm based in Lafayette, California, since 1959. He is a registered civil, structural and geotechnical engineer in the State of California with extensive experience in connector applications.

Sunne Wright McPeak is the President and Chief Executive Officer of the Bay Area Council, a business sponsored organization founded in 1945 that promotes economic activity and environmental quality in the region. Prior to this position, she was the President and Chief Executive Officer of the Bay Area Economic Forum, a partnership of government, business, academic and foundation sectors of the nine San Francisco Bay Area counties. From 1979 through 1994, she served on the Board of Supervisors of Contra Costa County, including several terms as Chair. Her most recent term as Chair concluded in 1992. In addition, Ms. McPeak served as President of the California State Association of Counties and has been a member of the advisory boards of the Urban Land Institute and California State University, Hayward. She is currently a director of the California Foundation for the Environment and the Economy.

Barry Lawson Williams has been President of Williams Pacific Ventures Inc., a venture capital and real estate consulting firm, since 1987. From 1989 until its sale in 1992, he was also Chief Executive Officer and owner of C.N. Flagg Power Inc. He is a director of PG&E Corporation, CH2M HILL Companies, Ltd., The U.S.A. Group, Inc., Newhall Land and Farming Co. Inc., Northwestern Mutual Life Insurance Co. and CompUSA, Inc.

Donald M. Townsend (who is not a director nominee) has been employed by the Company since 1981 and has served as a director of Simpson Dura-Vent since 1984 and as its President and Chief Operating Officer since 1991. He was appointed as SDV's Chief Executive Officer in 1994. From 1984 to 1991, he was the Vice President and General Manager of SDV.

Attendance at Meetings

     The Board of Directors held seven meetings and its committees held a total of five meetings in 1997. Each director attended 100% of the meetings of the Board of Directors and the committees on which he or she served in 1997.

THE BOARD RECOMMENDS A VOTE "FOR" ELECTION OF EACH OF THE SEVEN NOMINATED DIRECTORS.


                               PROPOSAL NO. 2
             RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Coopers & Lybrand L.L.P. as its principal independent auditors to audit the Company's financial statements for 1998, and the shareholders will be asked to ratify such selection. Coopers & Lybrand L.L.P. has audited the Company's financial statements since prior to 1975. A representative from Coopers & Lybrand L.L.P. will be present at the Meeting, will be given an opportunity to make a statement at the Meeting if he or she desires to do so, and will be available to respond to appropriate questions.

THE BOARD RECOMMENDS A VOTE "FOR" RATIFICATION OF SELECTION OF COOPERS & LYBRAND L.L.P.

                          EXECUTIVE COMPENSATION

Summary Compensation Table

     The table below provides information relating to compensation for the years ended December 31, 1997, 1996 and 1995, for the Chief Executive Officer and the other three most highly compensated executive officers of the Company and the Chief Executive Officer of SDV (determined as of the end of 1997) (collectively, the "Named Executive Officers"). The amounts shown include compensation for services in all capacities that were provided to the Company and its subsidiaries.


                                        SUMMARY COMPENSATION TABLE

                                                                  Long-Term Compensation
                                                              -------------------------------
                                   Annual Compensation              Awards (1)        Payouts
                              ------------------------------  ----------------------  -------
                                                     Other                Securities
                                                    Annual    Restricted  Underlying   LTIP     All Other
       Name and                                     Compen-     Stock      Options/    Pay-      Compen-
  Principal Position    Year  Salary($)  Bonus($)  sation($)  Awards($)   SARs(#)(1)  outs($)  sation($)(2)
----------------------  ----  ---------  --------  ---------  ----------  ----------  -------  -----------

Thomas J Fitzmyers,     1997    248,832   871,575          -          -       4,500        -       24,000
 President and Chief    1996    230,818   664,180     12,782          -       4,500        -       22,500
 Executive Officer of   1995    223,020   495,775      2,450          -           -        -       22,500
 the Company

Barclay Simpson,        1997    150,000   480,650          -          -         500        -       22,500
 Chairman of the Board  1996    150,000   334,502          -          -         500        -       22,500
 of the Company         1995    150,000   285,241          -          -           -        -       22,500

Stephen B. Lamson,      1997    109,692   516,428          -          -       2,500        -       16,454
 Chief Financial        1996    105,984   393,541      2,568          -       2,500        -       16,283
 Officer and Secretary  1995    102,396   293,766          -          -           -        -       15,359
 of the Company

Donald M. Townsend,     1997    166,308   422,168          -          -       2,500        -       24,000
 President and Chief    1996    160,680   198,940     12,462          -       7,500        -       22,500
 Executive Officer      1995    155,244   127,074      4,015          -           -        -       22,500
 of SDV



(1) Shares subject to outstanding stock options, which have exercise prices of $23.00 to $36.64 per share.

(2) Represents contributions to the Company's profit sharing plan trusts for the accounts of the Named Executive Officers.

Employee Stock Options

The tables below provide information regarding options to purchase shares of Common Stock granted and to be granted to the Named Executive Officers for the year ended December 31, 1997, under the Company's 1994 Stock Option Plan.


                                   OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                 Potential
                                                                             Realizable Value at
                       Number of     % of Total                            Assumed Annual Rates of
                       Securities   Options/SARs   Exercise               Stock Price Appreciation
                       Underlying    Granted to     or Base    Expir-         for Option Term
                      Options/SARs  Employees in     Price      ation    --------------------------
        Name           Granted(#)    Fiscal Year   ($/share)   Date(1)    0%($)    5%($)    10%($)
--------------------  ------------  -------------  ---------  ---------  -------  -------  --------

Thomas J Fitzmyers           4,500           3.7%      33.31     1/1/05        -   61,027   142,219
Barclay Simpson                500           0.4%      36.64     1/1/03        -    2,936     8,503
Stephen B. Lamson            2,500           2.1%      33.31     1/1/05        -   33,904    79,010
Donald M. Townsend           2,500           2.1%      33.31     1/1/05        -   33,904    79,010


(1) The date of grant is to be determined by the Committee. Each option has a term of seven years from the date of grant except for Barclay Simpson's, which has a term of five years from the date of grant. The exercise price of each of these options is based on the market price of the Company's Common Stock on December 31, 1997.


                    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                              DECEMBER 31, 1997, OPTION/SAR VALUES

                                                          Number of
                                                          Securities                Value of
                                                          Underlying               Unexercised
                                                          Unexercised             In-the-Money
                                                         Options/SARs             Options/SARs
                          Shares                        at December 31,          at December 31,
                       Acquired on       Value       1997,(#) Exercisable/    1997,($) Exercisable/
        Name           Exercise(#)    Realized($)       Unexercisable            Unexercisable
--------------------  -------------  -------------  -----------------------  -----------------------

Thomas J Fitzmyers                -              -           210,485/10,125         4,581,079/86,695
Stephen B. Lamson                 -              -             53,923/5,625         1,418,160/48,164
Donald M. Townsend                -              -            49,294/11,875        1,119,454/144,492
Barclay Simpson                   -              -                375/1,125              6,510/8,513


Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Boards of Directors of the Company comprises Barclay Simpson, the Chairman of the Board of the Company, and Sunne Wright McPeak and Barry Lawson Williams, both independent directors of the Company. Ms. McPeak and Mr. Williams have no relationships with the Company or any of its subsidiaries other than as members of the Company's Board of Directors and certain committees of the Company's Board of Directors. Certain transactions to which Mr. Simpson, his affiliates and members of his family have been parties are described below.

Real Estate Transactions

     The Company, directly and through its subsidiaries, leases certain of its facilities from general partnerships (the "Partnerships") wholly or partly comprising current or former directors, officers, employees and shareholders of the Company and its subsidiaries. The Partnerships, their partners, the percentage interests of such partners in the Partnerships and the properties that the Partnerships lease, or previously leased and sold, to the Company or a subsidiary, are as follows:


     Partnership               Partners (percentage interests)          Property Location
---------------------  -----------------------------------------------  -----------------

Simpson Investment     Barclay Simpson (77%), John B. Simpson (5%),     San Leandro,
 Company ("SIC")        Anne Simpson Gattis (5%), Jean D. Simpson        California
                        (5%), Jeffrey P. Gainsborough (2%), Julie
                        Marie Simpson (2%), Elizabeth Simpson Murray
                        (2%) and Amy Simpson (2%)

Doolittle Investors    Everett H. Johnston Family Trust (23.13%),       San Leandro,
                        Barclay and Sharon Simpson (25.51%), Thomas      California
                        J Fitzmyers (5.24%), Judy F. Oliphant,
                        Successor Trustee of the Oliphant Family
                        Revocable Trust Agreement Dated January 27,
                        1993 (Survivors Trust) ("Oliphant Trust")
                        (20.61%), and SIC (25.51%)

Columbus-Westbelt      Everett H. Johnston Family Trust (5.54%),
 Investment Co.         Thomas J Fitzmyers (1.10%), Oliphant Trust      Columbus, Ohio
                        (5.54%), Barclay and Sharon Simpson
                        (13.31%), Richard C. Perkins Trust (5.48%),
                        Stephen B. Lamson (3.32%), Tyrell T. Gilb
                        Trust (5.54%), Doyle E. Norman (5.54%),
                        Stephen P. Eberhard (5.05%), Robert J.
                        Phelan (5.54%), Jeffrey P. Gainsborough
                        (11.01%), Julie Marie Simpson (11.01%),
                        Elizabeth Simpson Murray (11.01%) and Amy
                        Simpson (11.01%)

Vacaville Investors    Everett H. Johnston Family Trust (49.90%),       Vacaville,
                        Thomas J Fitzmyers (1.13%), Oliphant Trust       California
                        (12.47%), Barclay and Sharon Simpson
                        (4.57%), SIC (27.50%), Richard C. Perkins
                        Trust (4.43%)

Vicksburg Investors    Everett H. Johnston Family Trust (41.17%),       Vicksburg,
                        Thomas J Fitzmyers (6.02%), Oliphant Trust       Mississippi
                        (12.61%), Barclay and Sharon Simpson
                        (33.92%) and Richard C. Perkins Trust (6.28%)


     Barclay Simpson is the managing partner of SIC, a general partnership of Mr. Simpson and his seven children. Everett H. Johnston, formerly a director and executive officer of the Company (now retired), is the managing partner of each Partnership other than SIC. Richard C. Perkins, Stephen P. Eberhard and Robert J. Phelan are officers of SST and Doyle E. Norman and Tyrell T. Gilb (both now retired) are consultants to the Company. Sharon Simpson is Barclay Simpson's wife; and John B. Simpson, Anne Simpson Gattis, Jean D. Simpson, Jeffrey P. Gainsborough, Julie Marie Simpson, Elizabeth Simpson Murray and Amy Simpson are his children.

     Aggregate lease payments by the Company and its subsidiaries to the Partnerships in 1997, 1996 and 1995 were, and the terms of the leases will expire, as follows:


                                             Lease Payments              Lease
                                   ----------------------------------  Expiration
           Partnership                1997        1996        1995        Date
---------------------------------  ----------  ----------  ----------  ----------

SIC                                $  185,100  $  185,100  $  185,100    12/31/01
Doolittle Investors                   239,400     231,096     230,438    12/31/01
Columbus Westbelt Investment Co.      581,064     581,064     418,525     9/30/05
Vacaville Investors                   437,640     437,640     437,640    11/30/07
Vicksburg Investors                   334,279     329,017     322,289    11/30/03


     The leases with the Partnerships are expected to continue until the expiration of the respective terms of the leases, and they may hereafter be renewed. The Company's future rent obligations under the continuing leases are expected to be consistent with the rents paid in 1997, subject to adjustments as provided in certain of the leases.

     If and when any lease is proposed to be amended or renewed or any property subject to any lease is proposed to be purchased by the Company, the Company will enter into such transaction only with the approval of a majority of the directors of the Company who are not employees or officers of the Company and who are not partners of any of the Partnerships and only after such directors satisfy themselves that such transaction will be fair, just and reasonable as to the Company, beneficial to the Company and on terms reasonably consistent with the terms available from unrelated parties in similar transactions negotiated at arm's length.

     The Company does not intend in the future to lease from any of the Partnerships or any other entities controlled by any of its directors, officers or employees any facilities that are not on or adjacent to the property subject to the existing leases.

Cash Profit Sharing Bonus Plan

     The Company maintains a cash profit sharing bonus plan for the benefit of employees of the Company and its subsidiaries. The Company may change, amend or terminate its bonus plan at any time. Under the bonus plan as currently in effect, the Compensation Committee of the Board of Directors determines a "qualifying level" for the coming fiscal year for the Company, SDV and each branch of SST. The qualifying level is equal to the value of the net operating assets (as defined) of the Company, SDV or the respective branch of SST, multiplied by a rate of return on those assets. If profits exceed the qualifying level in any fiscal quarter, a portion of such excess profits is distributed to the eligible employees as cash bonuses. An acceptable range of participation in the excess profits distributed as cash bonuses and the specific amounts distributed to the Named Executive Officers are determined by the Compensation Committee of the Board of Directors, while the percentage of excess profits distributed and the amounts distributed to all other participants are determined by the executive officers. The failure to earn a cash bonus in any given quarter does not affect the ability to earn a cash bonus in any other quarter. Amounts paid under these programs aggregated $12.5 million, $9.3 million and $6.6 million in 1997, 1996 and 1995, respectively, the amounts of which paid to Named Executive Officers in 1997, 1996 and 1995 are shown in the Summary Compensation Table above.

1994 Stock Option Plan

     By affording selected employees and directors of and consultants to the Company and its subsidiaries the opportunity to buy shares of Common Stock of the Company, the 1994 Stock Option Plan (the "Option Plan") is intended to enhance the ability of the Company and its subsidiaries to retain the services of persons who are now employees, directors or consultants, to secure and retain the services of new employees, directors and consultants, and to provide incentives for such persons to exert maximum efforts for the success of the Company and its subsidiaries. The Option Plan was adopted by the Company's Board of Directors and approved by the Company's shareholders prior to the Company's initial public offering in 1994. It was amended in 1997 with shareholder approval. No more than 1,500,000 shares of Common Stock may be sold pursuant to all options granted under the Option Plan. Common Stock sold on exercise of options granted under the Option Plan may be previously unissued shares or reacquired shares, bought on the market or otherwise. Options to purchase 117,750 and 92,250 shares of Common Stock were granted pursuant to commitments made related to the preceding fiscal years under the Option Plan in 1997 and 1996, respectively, and options to purchase 120,250 shares of Common Stock were committed to be granted in 1997. Options committed to be granted under the Option Plan to Named Executive Officers in 1997 and 1996 are shown in the Summary Compensation Table above.

Profit Sharing Plans

     The Company's subsidiaries maintain defined contribution profit sharing plans for their U.S. based salaried employees (the "Salaried Plan") and for U.S. based nonunion hourly employees (the "Hourly Plan"). An employee is eligible for participation in a given year if he or she is an employee on the first and last days of that calendar year and completes at least 750 hours of service during that calendar year. As of December 31, 1997, there were 293 employees participating in the Salaried Plan and 402 employees participating in the Hourly Plan. Under the Salaried Plan and the Hourly Plan, the Board of Directors may authorize contributions to the plan trusts in their exclusive discretion. Contributions to the plan trusts by the Company's subsidiaries are limited by the amount deductible for federal income tax purposes under section 404(a) of the Internal Revenue Code. Barclay Simpson, Thomas J Fitzmyers and Stephen B. Lamson, who are Named Executive Officers of the Company, are the trustees of the plan trusts and are also participants in the salaried plan. The amounts contributed by the Company for their accounts in 1997, 1996 and 1995 are shown in the Summary Compensation Table above. Certain of the Company's foreign subsidiaries maintain similar plans for their employees.

Compensation of Directors

     The Company's directors who do not receive compensation as officers or employees of the Company are each paid an annual retainer of $10,000 and a fee of $1,000 for attending in person each meeting of the Board of Directors and for attending in person each meeting of any committee held on a day when the Board of Directors does not meet. Each outside director is also paid $500 for each committee meeting he or she attends in person on the same day as a Board of Directors meeting and for Board of Directors meetings attended by telephone conference. Directors are also reimbursed for expenses incurred in connection with their attendance at Board of Directors and committee meetings.

1995 Independent Director Stock Option Plan

     The Simpson Manufacturing Co., Inc. 1995 Independent Director Stock Option Plan (the "Independent Director Plan") was adopted by the Board of Directors and approved by the shareholders in 1995 and was amended by the Board of Directors in 1997. The purpose of the Independent Director Plan is to give independent directors of the Company an opportunity to buy shares of Common Stock of the Company, to encourage independent directors in their efforts on behalf of the Company and to secure their continued service to the Company. Options to purchase 2,000 shares of Common Stock were committed to be granted under the Independent Director Plan in 1997.

REPORT OF THE COMPENSATION COMMITTEE, 1994 STOCK OPTION PLAN COMMITTEE AND BOARD ON EXECUTIVE COMPENSATION

     The Compensation Committee and the 1994 Stock Option Plan Committee of the Board of Directors are responsible for the development and review of the Company's compensation policy for all the salaried employees. The overall philosophy of the Company's compensation program is to provide a high degree of incentive to employees by creating programs that reward achievement of specific profit goals. The Company believes that these incentive programs based on profit targets are best suited to align the interests of employees and shareholders. In addition, the Company does not have any special plans for the Chief Executive Officer or other executive officers of the Company. The absence of special plans for the executive officers is intended to create a sense of unity and cooperation among the Company's employees. The four elements of the Company's compensation plan for most salaried employees and all officers are base salary, a profit sharing retirement plan, a cash profit sharing bonus plan and the Option Plan.

     The Compensation Committee has not performed any recent salary surveys, but based on surveys in prior years and recent raises, it believes the base salaries for the Chief Executive Officer and other executive officers are about average as compared to similar companies. Raises for the officers in 1997 were 3.5% for each of Thomas J Fitzmyers, President and Chief Executive Officer, Stephen B. Lamson, Chief Financial Officer and Secretary, and Donald M. Townsend, President and Chief Executive Officer of SDV. Barclay Simpson, Chairman, did not receive an increase in salary in 1997.

     All U.S. based salaried employees, including the Chief Executive Officer and other executive officers, participate in the profit sharing plan in proportion to their salary. For 1997, 15% of all U.S. based salaried employees' base pay will be contributed to the plan subject to the limitations of applicable law. In 1997, Thomas J Fitzmyers, President and Chief Executive Officer, and Donald M. Townsend, President and Chief Executive Officer of SDV, were subject to a contribution limit under applicable law; the Company's contribution to the profit sharing plan for their accounts is $24,000 each.

     All salaried employees except those on commission programs, participate in the Company's quarterly cash profit sharing bonus plan. Annually, the Compensation Committee establishes an acceptable range of participation in the profits in excess of the qualifying level to be distributed as cash bonuses for each profit center. The Compensation Committee also approves the specific percentages to be distributed to the Chief Executive Officer and other executive officers. The executive officers determine the specific percentages for distributions to all other participating employees. Historically the percentage of profits in excess of the qualifying level distributed under these plans has not changed substantially from year to year. Employees with higher levels of responsibility typically receive higher proportions of the cash profit sharing for their profit center. Barclay Simpson's participation rate decreased in 1995, Thomas J Fitzmyers' and Stephen B. Lamson's participation rates decreased slightly in 1996 and were decreased by approximately 10% in 1997 and Donald M. Townsend's participation rate has not changed for ten years. In 1997, the Chief Executive Officer received 350% of his base salary in cash profit sharing bonuses. Because the cash profit sharing bonus plan is based upon a return on net operating assets, and not subjectively determined, the Compensation Committee believes the plan provides substantial incentive to all participating employees, not only the Company's officers.

     The 1994 Stock Option Plan Committee believes an option plan is most effective if options are granted to all participants on an objective rather than subjective basis. Therefore, under the Option Plan, participants are granted options if Company-wide and profit center operating goals are met. The Compensation Committee establishes these goals at the beginning of the year. The 1994 Stock Option Plan Committee also believes that option plans with broad based participation are most effective. The 1994 Stock Option Plan Committee determines each year the employees who are eligible to participate in the Option Plan, based on job responsibilities and contributions made to the Company. At present, over one quarter of the Company's salaried employees participate in the Option Plan. The 1994 Stock Option Plan Committee determines the number of options to be granted under the Option Plan. In determining the potential grants, the 1994 Stock Option Plan Committee considers previous stock and option awards, current options owned, job responsibilities and contributions to the Company. These same considerations apply to option grants to the Chief Executive Officer and other executive officers. Because of the responsibilities of the Chief Executive Officer and the other executive officers, their stock option grants are higher than those of other participants who also achieve their goals.

     In 1995, the Company adopted the Independent Director Plan to give the outside members of the Board of Directors an opportunity to buy shares of Common Stock of the Company. The Independent Director Plan is administered by the Board of Directors (as its manager and not as its trustee) and determines which persons are eligible to be granted options. The Board of Directors believes this kind of option plan is most effective if options are granted to outside directors on an objective basis. Therefore, the Board of Directors determines the number of shares subject to options that they believe will be an appropriate incentive to be granted when an outside director becomes a member of the Board of Directors and if Company-wide operating goals, established by the Compensation Committee at the beginning of the year, are met. These operating goals were met in 1997 and accordingly, an option to purchase 500 shares was committed to be granted to each outside director.

                                                1994 Stock
            Compensation Committee        Option Plan Committee
           -------------------------    -------------------------

           Barclay Simpson, Chair       Sunne Wright McPeak, Chair
           Sunne Wright McPeak          Barry Lawson Williams
           Barry Lawson Williams

Company Stock Price Performance

     The graph below compares the cumulative total shareholder return on the Company's Common Stock from May 31, 1994, through December 31, 1997, with the cumulative total return on the S & P 500 Index, The Nasdaq Stock Market U.S. Index and the Dow Jones Building Materials Index over the same period (assuming the investment of $100 in the Company's Common Stock and in each of the indices on May 31, 1994, and reinvestment of all dividends). In October 1997, the Company listed its Common Stock on the New York Stock Exchange. As a result, the Company has selected the S & P 500 Index to replace The Nasdaq Stock Market U.S. Index in 1997. Both indices are included in the Company's comparison of cumulative total return as follows:


                      SIMPSON MANUFACTURING CO., INC.
                   Comparison of Cumulative Total Return
                     May 31, 1994, to December 31, 1997

                                            Nasdaq        Dow Jones
              Simpson                       Stock          Building
           Manufacturing    S & P 500      Market -       Materials
             Co., Inc.        Index       U.S. Index        Index
           -------------  -------------  -------------  -------------
May-1994            $100           $100           $100           $100
Dec-1994              89            102            104             95
Dec-1995             111            141            147            130
Dec-1996             190            173            180            155
Dec-1997             275            231            221            189



The Company's initial public offering commenced on May 26, 1994. Data is shown beginning May 31, 1994, because data for cumulative returns on the S & P 500 Index, The Nasdaq Stock Market U.S. Index and the Dow Jones Building Materials Index are available only at month end.

Historical returns are not necessarily indicative of future performance.

OTHER BUSINESS

     The Board of Directors does not presently intend to bring any other business before the Meeting and, so far as is known to the Board of Directors, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

DISCLAIMER REGARDING INCORPORATION BY REFERENCE OF THE REPORT OF THE COMPENSATION COMMITTEE AND THE STOCK PRICE PERFORMANCE GRAPH

     THE INFORMATION SHOWN IN THE SECTIONS ENTITLED "REPORT OF THE COMPENSATION COMMITTEE AND BOARD ON EXECUTIVE COMPENSATION" AND "COMPANY STOCK PRICE PERFORMANCE" SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY INCORPORATES THIS INFORMATION BY SPECIFIC REFERENCE, AND SUCH INFORMATION SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

SHAREHOLDER PROPOSALS

     Shareholder proposals for inclusion in the proxy statement and form of proxy relating to the Company's 1999 Annual Meeting of Shareholders must be received by the Company a reasonable time before the Company's solicitation is made, and in any event not later than December 15, 1998.

BY ORDER OF THE BOARD



Stephen B. Lamson
Secretary

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOUR PROXY CAN BE REVOKED BY YOU AT ANY TIME BEFORE IT IS VOTED.